UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2017

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01    Other Events.

On June 6, 2017, Standard & Poor’s Financial Services LLC (“S&P”) placed Build America Mutual Assurance Company (“BAM”) on credit watch negative and initiated a detailed review of BAM’s financial strength rating. On June 26, 2017, S&P concluded its review of BAM and affirmed BAM’s “AA/Stable” financial strength rating.

In order to further support BAM’s long-term capital position and business prospects, HG Global has agreed to contribute the $203 million Series A BAM Surplus Notes (“Series A Notes”) into the supplemental collateral trust (the “Supplemental Trust”) at HG Re, HG Global’s wholly owned reinsurance subsidiary. The Supplemental Trust already holds the $300 million Series B BAM Surplus Notes (“Series B Notes” and, collectively with the Series A Notes, the “Surplus Notes”). Assets held in the Supplemental Trust serve to collateralize HG Re’s obligations to BAM under the first loss reinsurance treaty between BAM and HG Re.

HG Global and BAM also agreed to change the payment terms of the Series B Notes, so that payments will reduce principal and accrued interest on a pro rata basis, consistent with the payment terms on the Series A Notes. The terms of the Series B Notes had previously stipulated that payments would first reduce interest owed, then reduce principal owed once all accrued interest had been paid. Such change is subject to approval by the New York Department of Financial Services, which is expected in the third quarter of 2017.

HG Global and BAM have also made certain changes to the ceding commission arrangements under the reinsurance treaty between HG Re and BAM. These changes will accelerate growth in BAM’s statutory capital but will not impact the net risk premium ceded from BAM to HG Re.

Under GAAP, White Mountains is required to carry the Surplus Notes, including accrued interest, at nominal value with no consideration for time value of money, so long as receipt of all amounts no later than final maturity is more likely than not. As described in more detail below, White Mountains believes the Surplus Notes, including accrued interest, will be fully repaid prior to final maturity.

In addition, under GAAP, if the terms of a debt instrument are amended, unless there is a greater than 10% change in the expected discounted future cash flows of such instrument, a change in the instrument’s carrying value is not permitted. White Mountains has determined that the impact of the changes to the terms of the Surplus Notes on the expected discounted future cash flows is not greater than 10%.

Accordingly, at June 30, 2017, the Surplus Notes, including accrued interest, have a GAAP carrying value of $621 million, equal to their nominal value as of that date.

As described in White Mountains’s Annual Report on Form 10-K for the year ended December 31, 2016 under “Critical Accounting Estimates”, the determination of the recoverability of the Surplus Notes is based on a debt service model that forecasts operating results for BAM through maturity of the Surplus Notes. In its most recent update of this model, White Mountains has (1) reflected the impact of the changes to the terms of the Surplus Notes on expected future payments and (2) made more conservative assumptions about BAM’s future operating results, specifically forecasted increases in annual par insured volume and total premium rates.  As a result, although the model continues to project that BAM can begin making payments on the Surplus Notes in 2019, White Mountains now projects that the Surplus Notes will be fully repaid approximately eight years prior to final maturity, which is seven years later than projected under the previous forecast.

Taking account of the updated debt service model projections and the time value of money, at June 30, 2017, White Mountains management believes the present value of the Surplus Notes, including accrued interest, is approximately $449 million, or $172 million less than the nominal GAAP carrying value.

Beginning in the second quarter of 2017, in its calculation of Adjusted Book Value Per Share, a non-GAAP measure, White Mountains intends to reflect (1) the time value of money discount inherent in the expected future payments on the Surplus Notes and (2) the value of HG Re’s unearned premium reserve less its deferred acquisition costs. White Mountains believes these adjustments will present an alternative view of the intrinsic value of HG Global, including the intrinsic value of the Surplus Notes and HG Re’s in-force business.

At June 30, 2017, these adjustments are expected to reduce Adjusted Book Value Per Share by approximately $23.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD. (Registrant)
DATED: June 30, 2017	By:	/s/ J. BRIAN PALMER J. Brian Palmer Managing Director and Chief Accounting Officer